As filed with the Securities and Exchange Commission on June 18, 2012
                                                                                                                            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0037077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6501 Legacy Drive
Plano, Texas
(Address of principal executive offices)
75024
(Zip Code)

EQUITY INDUCEMENT AWARD PLAN
(Full title of the plan)

Janet Dhillon, Esq.
Executive Vice President, General Counsel and Secretary
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas  75024
(Name and address of agent for service)

(972) 431-1000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer   ☒   Accelerated filer  ☐                      Non-accelerated filer  ☐         Smaller reporting company  ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock of 50¢ par value (Common Stock) of J. C. Penney Company, Inc. (Company or Registrant)	6,100,000 Shares	$24.60	$150,060,000	$17,196.88

(1)
Number of shares that may be issued by Registrant pursuant to stock awards granted pursuant to the Equity Inducement Award Plan, including dividend equivalents. The Plan will provide that the number of shares available will be equitably adjusted in the event of a stock dividend, stock split, recapitalization or similar event.  Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares that by reason of such event may become available under the Plan.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 15, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to the recipients under the Equity Inducement Award Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended.  These documents are not being filed with the Securities and Exchange Commission (Commission) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules).

(b)
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 28, 2012 (other than information contained therein deemed to have been furnished and not filed in accordance with Commission rules) and the Company’s Current Reports on Form 8-K filed on February 2, 2012, February 16, 2012, February 27, 2012, April 6, 2012, April 11, 2012, May 3, 2012, May 15, 2012,  May 21, 2012 and June 18, 2012.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Set forth below is a description of the Company's common stock.

DESCRIPTION OF COMMON STOCK

As of May 31, 2012, the authorized capital stock of the Company consisted of 1,250,000,000 shares of common stock of 50¢ par value (Common Stock), of which 218,587,145 shares were issued and outstanding, and 25,000,000 shares of preferred stock, without par value, of which no shares were issued and outstanding. The authorized shares of any class of stock may be increased or decreased, as the case may be, by the affirmative vote of the holders of a majority of the outstanding shares of the stock entitled to vote. The description set forth below of the Common Stock constitutes brief summaries of certain provisions of the Company’s Restated Certificate of Incorporation, as amended, referred to in this Registration Statement as its Charter, and its Bylaws, as amended, and such summaries are qualified in their entirety by reference to the relevant provisions of such documents. See “Incorporation by Reference” for information on how to obtain copies of these documents.

Common Stock.

Holders of Common Stock are entitled to one vote per share with respect to each matter submitted to a vote of the stockholders of the Company, including the election of directors, subject to voting rights that may be established for shares of preferred stock. The Charter does not provide for cumulative voting nor are holders of Common Stock entitled to any preemptive rights to purchase or subscribe for any of the Company’s securities. Shares of Common Stock are neither redeemable nor convertible, and there are no sinking fund provisions relating to these shares. Subject to the prior rights of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the Company’s Board of

Directors (Board). Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Common Stock will share equally in the assets remaining after the Company pays all of its creditors and satisfies all of its obligations to preferred stockholders.

The outstanding shares of Common Stock are fully paid and nonassessable. Additional shares of Common Stock may be issued, as authorized by the Board from time to time, without stockholder approval, except any stockholder approval required by the NYSE.

Computershare (formerly BNY Mellon Shareowner Services) is the transfer agent and registrar of the Common Stock.

Certain Charter, Bylaw and Delaware Law Provisions.

The Charter and Bylaws and the Delaware General Corporation Law contain several provisions that may make it more difficult to acquire or control the Company by means of a tender offer, open market purchases, proxy fight or otherwise.

Action by Written Consent.

The Charter and Bylaws provide that stockholders may only take action at an annual or special meeting of the stockholders and not by written consent of stockholders.  These provisions may have the effect of discouraging anyone from attempting to acquire control of the Company and could deter open market purchases of the Common Stock.

Stockholder Proposals and Nominations.

The Bylaws provide that any stockholder may present a nomination for director at an annual meeting of stockholders only if advance notice of such nomination has been delivered to the Company not less than 90 days prior to the meeting. If an election of directors is to be held at a special meeting of stockholders, notice by the stockholder must be received not later than seven days after the notice of such meeting was given to stockholders. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to the Company not less than 90 days prior to the meeting. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholder, his or her interest in such proposal and, with respect to nominations for director, such information with respect to the nominees as would be required to be included in a proxy statement filed by the Company with the SEC. In addition, the Bylaws provide that only the Board can call special meetings of stockholders and that the only business that may be brought before a special meeting is such business specified by the Board in the notice of such meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

Delaware Law.

Section 203 of the General Corporation Law of the State of Delaware applies to the Company. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15 percent or more of the Company’s voting stock.

An interested stockholder may not engage in a business combination transaction with the Company within the three-year period unless:

•	before the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85 percent of the Company’s voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 ⅔ percent of the outstanding voting stock which is not owned by the interested stockholder.

Limitations on Directors’ Liability.

The Charter eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty as a director. This provision does not, however, eliminate or limit the personal liability of a director:

•	for any breach of such director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

This provision offers persons who serve on the Board protection against awards of monetary damages resulting from breaches of their fiduciary duty (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company and limits the Company’s ability or the ability of one of its stockholders to prosecute an action against a director for a breach of fiduciary duty. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

The Bylaws provide that the Company may indemnify any of its officers or directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of the Company’s Common Stock being registered hereby has been passed upon by Janet Dhillon, Esq., Executive Vice President, General Counsel and Secretary of the Company.  As of May 31, 2012, Ms. Dhillon owned 22,954 shares of Common Stock and had outstanding options to purchase 160,200 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of the Company’s directors and officers in a variety of circumstances which may include liabilities under the Securities Act of 1933, as amended.

Article X of the Company’s bylaws provides in substance, for indemnification by the Company of its directors and officers in accordance with the provisions of the Delaware General Corporation Law.  The Company has entered into indemnification agreements with its current directors and certain of its current officers which generally provide for indemnification by the Company except as prohibited by applicable law.  To provide some assurance of payment of amounts to which these directors and officers may become entitled pursuant to these agreements, the Company has funded a trust.

In addition, the Company has purchased insurance coverage under policies which insure the Company for amounts which it may be required or permitted to pay as indemnification of these directors and officers, and which insure these directors and officers against liabilities which might be incurred and for which they are not entitled to indemnification by the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number                                           Description

4.1
Restated Certificate of Incorporation of the Company, as amended to May 20, 2011 (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, SEC File No. 001-15274, and incorporated herein by reference).

4.2
Bylaws of the Company, as amended to February 22, 2012 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 27, 2012, SEC File No. 001-15274, and incorporated herein by reference).

5	Opinion of Janet Dhillon regarding legality of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Janet Dhillon included in Exhibit 5.

24	Power of Attorney.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid  by  a  director, officer or  controlling person of  the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 18th day of June, 2012.

J. C. PENNEY COMPANY, INC.

By:   /s/ Janet Dhillon
Janet Dhillon
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
* Ronald B. Johnson	Chief Executive Officer (principal executive officer); Director	June 18, 2012
/s/ Kenneth H. Hannah Kenneth H. Hannah	Executive Vice President and Chief Financial Officer (principal financial officer)	June 18, 2012
* Dennis P. Miller	Senior Vice President and Controller (principal accounting officer)	June 18, 2012
* Thomas J. Engibous	Chairman of the Board; Director	June 18, 2012
* William A. Ackman	Director	June 18, 2012
* Colleen C. Barrett	Director	June 18, 2012
* Kent B. Foster	Director	June 18, 2012
* Geraldine B. Laybourne	Director	June 18, 2012
* Burl Osborne	Director	June 18, 2012
* Leonard H. Roberts	Director	June 18, 2012
* Steven Roth	Director	June 18, 2012
* Javier G. Teruel	Director	June 18, 2012
* R. Gerald Turner	Director	June 18, 2012
* Mary Beth West	Director	June 18, 2012

* By:       /s/ Janet Dhillon
 Janet Dhillon, Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number                      Description

4.1
Restated Certificate of Incorporation of the Company, as amended to May 20, 2011 (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, SEC File No. 001-15274, and incorporated herein by reference).

4.2
Bylaws of the Company, as amended to February 22, 2012 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 27, 2012, SEC File No. 001-15274, and incorporated herein by reference).

5	Opinion of Janet Dhillon regarding legality of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Janet Dhillon included in Exhibit 5.

24	Power of Attorney.

________________________

Filed herewith unless otherwise indicated.